EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3, of our auditor’s report dated March 31, 2023 with respect to the consolidated financial statements of FSD Pharma Inc. and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, as included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2022, as filed with the United States Securities Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” and “Transfer Agent, Registrar and Auditor” in the Form F-3 Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

December 22, 2023

Toronto, Canada